As filed with the Securities and Exchange Commission on January 24, 2003.

                                                     Registration No. 333-100649

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            SCS TRANSPORTATION, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       Delaware                                          48-1229851
----------------------------                        -------------------
(State or other jurisdiction                        (I.R.S. Employer
of incorporation)                                   Identification No.)

                                4435 Main Street
                                    Suite 930
                           Kansas City, Missouri 64111
                    (Address of Principal Executive Offices)

                            SCS TRANSPORTATION, INC.
                        2002 SUBSTITUTE STOCK OPTION PLAN
                        ---------------------------------
                              (Full title of plan)

                                                        With a copy to:
    Herbert A. Trucksess III                           Robert M. Barnes
        4435 Main Street                                Bryan Cave LLP
          Suite 930                               3500 One Kansas City Place
  Kansas City, Missouri 64111                          1200 Main Street
                                                  Kansas City, Missouri 64105


                     (Name and address of agent for service)

                                 (816) 960-3664
                                 --------------
                        (Telephone number, including area
                           code, for agent of service)

                         CALCULATION OF REGISTRATION FEE

        Title of                                        Proposed               Proposed               Amount
       Securities                  Amount                maximum                maximum                 of
          to be                     to be            offering price            aggregate           registration
       registered               registered(1)         per share(2)           offering price             fee
-------------------------     ----------------      ----------------      ------------------      ---------------
Common Stock,                     1,280,742               $9.20             $11,782,826.40           $1084.02(4)
par value $0.001
per share, and related
Preferred Share Purchase
Rights(3)


----------

(1) Includes such additional indeterminate number of shares as may be issuable pursuant to applicable antidilution provisions.

(2) Calculated in accordance with the provisions of Rule 457(c) using the average of the high and low prices for the Common Stock on the Nasdaq National Market on October 17, 2002.

(3) Represents corresponding right to purchase shares of SCS Transportation, Inc. Series A Junior Participating Preferred Stock, no par value, pursuant to a Rights Agreement dated September 30, 2002 between SCS Transportation, Inc. and Mellon Investor Services LLC. Registrant will issue one right to purchase one one-ten-thousandth share of its series A Junior Participating Preferred Stock as a dividend on each share of its common stock being registered. The rights initially are attached to and trade with shares of the Registrant's common stock being registered. Value attributable to these rights, if any, is reflected in the market price of the Registrant's common stock.

(4) Amount paid on Registrant's Form S-8 to which this is Post-Effective Amendment No. 1.

                              REASON FOR AMENDMENT

         SCS Transportation, Inc. hereby files this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (SEC registration no. 333-100649). This Amendment is being filed to correct an inadvertent omission of the related Preferred Share Purchase Rights to the Common Stock registered therewith and
Exhibit 4.4, the Rights Agreement which sets forth the terms of such Preferred Share Purchase Rights.

                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.

                  Not required to be filed.

Item 2.           Registrant Information and Employee Plan Information.

                  Not required to be filed.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

                  The following documents, which previously have been filed by SCS Transportation, Inc. (the "Corporation") with the Securities and Exchange Commission ("Commission"), are incorporated herein by reference and made a part hereof:

                  (a) The Corporation's Registration Statement on Form 10 dated September 6, 2002 (Commission File No. 000-49983).

                  (b) The Information Statement filed as Exhibit 99.1 to the Corporation's Registration Statement on Form 10 dated September 6, 2002 (Commission File No. 000-49983).

                  (c) The description of the Corporation's Common Stock ("Common Stock") set forth under the heading "Common Stock and Preferred Stock" in Exhibit 99.1 (Information Statement) to the Corporation's Registration Statement on Form 10, dated September 6, 2002 (Commission File No. 000-49983).

                  (d) The Corporation's Current Report on Form 8-K, as amended and updated, dated October 2, 2002 (Commission File No. 000-49983).

                  (e) The Corporation's Current Report on Form 8-K, as amended and updated, dated October 18, 2002 (Commission File No. 000-49983).

                  (f) The Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, as amended and updated, dated November 4, 2002 (Commission File No. 000-49983).

                  All reports and other documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

                  For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed comment which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

                  The audited consolidated financial statements including the Company's Balance Sheets as of December 31, 2001 and 2000; Statements of Income for years ending December 31, 2001, 2000, and 1999; Statements of Parent Company Equity for the years ending December 31, 2001, 2000, and 1999; and Statements of Cash Flows for the years ending December 31, 2001, 2000, and 1999 (the "Audited Financial Statements") of the Registrant included in the Registrant's Registration Statement on Form 10 dated September 6, 2002, and incorporated by reference into this Registration Statement, were audited by Registrant's former independent auditors, Arthur Andersen LLP, as indicated in their report with respect thereto dated January 25, 2002 (the "Audit Report"), and are included in reliance upon the authority of said firm as experts in accounting and auditing. The Registrant would ordinarily be required to obtain the consent of Arthur Andersen LLP to the incorporation into this Registration Statement of the Audit Report. After reasonable efforts, the Registrant has been unable to obtain Arthur Andersen LLP's consent to the incorporation by reference into this Registration Statement. Under these circumstances, Rule 437a of the Securities Act of 1933 permits the Registrant to file this Registration Statement without a written consent from Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report into this Registration Statement, investors may not be able to recover against Arthur Andersen LLP under Section 11(a) of the Securities Act of 1933, as amended.

                  Section 11(a) provides that if any part of a registration statement, at the time such registration statement becomes effective, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless such person knows of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation that is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation that purports to have been prepared or certified by the accountant. This Registration Statement on Form S-8 incorporates certain filings of the Registrant that include financial statements certified by Arthur Andersen LLP. Because the Registrant is unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference of their report on such financial statements, Arthur Andersen LLP does not become subject to liability under Section 11(a), as discussed above. Consequently, investors would be unable to sue Arthur Andersen LLP under Section 11(a) in connection with the purchase or sale of securities. In addition, other persons who are subject to liability under Section 11, including the Registrant's officers and directors, may still rely on Arthur Andersen LLP's Audit Report as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

Item 4.           Description of Securities.

                  The class of securities to be offered is registered under
Section 12 of the Exchange Act. Therefore, a description of the Common Stock required by Item 202 of Regulation S-K is not required.

Item 5.           Interests of Named Experts and Counsel.

                  None.

Item 6.           Indemnification of Directors and Officers.

                  The SCS Transportation certificate of incorporation provides that, as authorized by Section 102(b)(7) of the DGCL, a director will not be personally liable to the Corporation or the shareholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time (1) for any breach of the director's duty of loyalty to the Company or the shareholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

                  Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than a "derivative" action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that no indemnification shall be made where the person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that the person is fairly and reasonably entitled to indemnity and expenses. Our amended and restated certificate of incorporation and by-laws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL, and we will advance expenses to our directors, officers, employees and agents in connection with legal proceedings, subject to limited exceptions. We have and will retain customary insurance policies under which coverage is provided for payments made by us to our directors and officers in respect of the indemnification provisions in our amended and restated certificate of incorporation and by-laws.


Item 7.           Exemption from Registration Claimed.

                  Not applicable.

Item 8.           Exhibits.

                  Exhibit No.     Description

                  4.1 Amended and Restated Certificate of Incorporation of SCS Transportation, Inc.*

                  4.2             Amended and Restated By-laws of SCS
                                  Transportation, Inc.*

                  4.3 The description of the Corporation's Common Stock ("Common Stock"). Reference is made to the Exhibit 99.1 (Information Statement) to the Corporation's Registration Statement on Form 10, dated September 6, 2002 under the heading "Common Stock and Preferred Stock."

                  4.4 Rights Agreement between SCS Transportation, Inc. and Mellon Investor Services, LLC dated as of September 30, 2002 (incorporated herein by reference to Exhibit 4.1 of the Corporation's Form 10-Q (File No. 000-49983) for the quarter ended September 30, 2002).

                  5.1 Opinion of Bryan Cave LLP as to the validity of the original issuance of the securities being registered.*

                  23.1 Consent of Arthur Andersen, LLP (omitted pursuant to Rule 437a under the Securities Act of 1933).

                  23.2            Consent of Bryan Cave LLP (included in Exhibit
                                  5.1 hereto).

* Previously filed as an exhibit or part of the Registration Statement on Form S-8 to which this is Post-Effective Amendment No.1.

Item 9.           Undertakings.

                  (a)      The undersigned registrant hereby undertakes:

                           (1) to file, during any period in which offers or
sales are being made, a post-effective amendment to this Registration Statement:

                                    (i) To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) To reflect in the prospectus any facts
or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                                    (iii) To include any material information
with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                           (2) That, for the purpose of determining any
liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this 23rd day of January, 2003.


                                  SCS TRANSPORTATION, INC.



                                  By  /s/ James J. Bellinghausen
                                    -------------------------------------------
                                       James J. Bellinghausen


POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Herbert A. Trucksess, III and James J. Bellinghausen, or either one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                                      Title                                     Date
    ---------                                      -----                                     ----
/s/ Herbert A. Trucksess, III         Chairman, President and Chief Executive           January 23, 2003
---------------------------------     Officer, SCS Transportation, Inc.
Herbert A. Trucksess, III.


/s/ James J. Bellinghausen            Vice President and Chief Financial                January 23, 2003
---------------------------------     Officer, SCS Transportation, Inc.
James J. Bellinghausen


/s/ Klaus E. Agthe                    Director                                          January 23, 2003
---------------------------------
Klaus E. Agthe


/s/ Mark A. Ernst                     Director                                          January 23, 2003
---------------------------------
Mark A. Ernst


/s/ John J. Holland                   Director                                          January 23, 2003
---------------------------------
John J. Holland


/s/ James A. Olson                    Director                                          January 23, 2003
---------------------------------
James A. Olson


/s/ Douglas W. Rockel                 Director                                          January 23, 2003
---------------------------------
Douglas W. Rockel